UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

FATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 General Atomics Court, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 30, 2014, Fate Therapeutics, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Restated LSA”) with Silicon Valley Bank (the “Bank”). The Restated LSA amends and restates that certain Loan and Security Agreement, dated as of January 5, 2009, as amended, by and between the Company and the Bank (the “Loan Agreement”).

Pursuant to the Restated LSA, the Bank agreed to make loans to the Company in an aggregate principal amount of up to $20.0 million, comprised of (i) a $10.0 million term loan, funded at the closing (the “Term A Loan”) and (ii) subject to the achievement of a specified clinical milestone relating to the Company’s Phase 2 clinical trial of PROHEMA, additional term loans totaling up to $10.0 million in the aggregate, which are available from July 30, 2014 to December 31, 2014 (each, a “Term B Loan”), the first of which shall be at least $5.0 million.  A portion of the proceeds from the Term A Loan were used to repay loans outstanding under the Loan Agreement and to pay for transaction fees related to the Restated LSA, including a commitment fee of $400,000 paid by the Company to the Bank, and the remainder will be used for working capital purposes, including the advancement of the Company’s research programs.

The Term A Loan matures on January 1, 2018, and the Term B Loans mature on the first day of the 42nd month after the month in which each Term B Loan funds.  The Term A Loan bears interest at a fixed annual rate of 6.94% and the Term B Loans will bear interest at an annual fixed rate, to be determined on the funding date, equal to the greater of (i) 6.75% or (ii) the sum of (a) U.S. Treasury note yield to maturity for a thirty-six (36) month term, plus (b) five hundred ninety (590) basis points.  Interest is payable in cash on a monthly basis beginning the first day of each month following the month in which the funding date of each loan occurs.  The Company is required to make monthly payments of interest only during the first twelve months following the funding date of each loan, and thereafter is required to repay the principal and accrued interest under each loan in thirty equal monthly installments based on a thirty-month amortization schedule.

Loans under the Restated LSA are secured by a pledge of substantially all assets of the Company, excluding intellectual property.  The Restated LSA contains customary representations and warranties and customary affirmative and negative covenants including, among other things, restrictions on debt, liens, acquisitions, mergers, dissolution or sale of assets, investments, transactions with affiliates, and prepayment of other debt. The Restated LSA contains a financial covenant that requires the Company to maintain minimum levels of cash and cash equivalents in collateral accounts that are pledged to the Bank. The Restated LSA also includes customary events of default, including cross-defaults on the Company’s material indebtedness, the Company’s failure to comply with certain covenants and obligations under the Restated LSA and insolvency.  The foregoing description of the Restated LSA is qualified in its entirety by reference to the full text of the Restated LSA, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

As part of the financing, upon the Company’s election to access the first Term B Loan, the Company will issue to the Bank and one or more of its affiliates warrants to purchase up to an aggregate of $400,000 in shares of the Company’s common stock (the “Warrants”), subject to adjustment, at an exercise price equal to the average price per share over the preceding ten (10) trading days prior to the funding date of the first Term B Loan. The foregoing description of the Warrants is not intended to be complete and is qualified in its entirety by reference to the full text of the Warrants, a copy of the form of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of Form 8-K above regarding the Restated LSA is incorporated by reference in response to this Item 2.03 of Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Loan and Security Agreement, dated as of July 30, 2014, by and between the Company and the Bank
10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2014	Fate Therapeutics, Inc.

	By:	/s/ J. Scott Wolchko
J. Scott Wolchko
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Loan and Security Agreement, dated as of July 30, 2014, by and between the Company and the Bank
10.2	Form of Warrant